UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2013

Nanometrics Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Buckeye Drive, Milpitas, California 95035

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 545-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 19, 2013, the Board of Directors (the “Board”) of Nanometrics Incorporated (the “Company”) appointed Edward J. Brown to serve as a member of the Board of Directors to serve until the next annual meeting of the stockholders of the Company which is to be held in 2013, or upon his death, resignation, removal or election of a successor. Mr. Brown has not been, nor is he currently expected to be, named to a committee of the Board. Concurrently with such appointment, the Board increased the size of the Board from eight (8) directors to nine (9) directors.

As a non-employee director, Mr. Brown will receive cash compensation in the amount of $23,568.50 for his services through the 2013 Annual Meeting of Stockholders (equivalent to the $92,500 value of annual compensation paid to non-employee directors under the Company’s current annual compensation arrangements with outside directors, prorated for the portion of the year in which he will serve). In addition, Mr. Brown will be eligible to participate in Nanometrics self-funded Executive Reimbursement Plan. In connection with Mr. Brown becoming a director of Nanometrics, Nanometrics will enter into its standard form of indemnity agreement with Mr. Brown.

There are no other arrangements or understandings between Mr. Brown and any other person pursuant to which Mr. Brown was appointed as a director of the Company.

Since the beginning of the Company’s last fiscal year, the Company and its subsidiaries have not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which Mr. Brown had a direct or indirect material interest in which the amount involved exceeds $120,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOMETRICS INCORPORATED

Dated: February 22, 2013	By:	/s/ Ronald W. Kisling
Ronald W. Kisling
Chief Financial Officer